Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 2 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

BRADLEY L. RADOFF

Purchase of Common Stock	10,000	33.8401	06/30/2026
Purchase of Common Stock	10,000	34.1478	07/01/2026

JUMANA CAPITAL INVESTMENTS LLC

Purchase of Common Stock	10,000	$33.8160	06/30/2026
Purchase of Common Stock	11,479	$34.2463	07/01/2026
Purchase of Common Stock	3,521	$34.4400	07/02/2026